FOR IMMEDIATE RELEASE

          Contact:  G. Gail Edwards          or   Sharon F. Merrill
                    Chief Financial Officer       President
                    GC Companies, Inc.            Sharon Merrill
                    617/277-4320                   Associates, Inc.
                                                  617/542-5300


          GC COMPANIES, INC. PURCHASES THEATRE ASSETS IN MEXICO AND
                                  ARGENTINA

              GENERAL CINEMA THEATRES EXPANDS INTO LATIN AMERICA

          Chestnut Hill, MA, September 29, 1997 -- GC Companies, Inc. (NYSE: GCX), one of the nation's leading motion picture exhibitors and a manager of a pool of the Company's investment capital, announced today that it has acquired certain international theatre assets of United Artists Theatre Circuit, Inc. in Mexico and Argentina for a total purchase price of approximately $36 million. As a result of this agreement, GC Companies, Inc. has acquired existing theatre units and theatres currently under development, as well as an infrastructure to support future growth in each of these countries.

               Stated Robert A. Smith, president and chief operating officer of GC Companies, Inc., "This acquisition is the first step in our international growth strategy. It provides us with the foundation for expansion throughout Latin America, which we view as an attractive and relatively untapped marketplace for the exhibition industry. We are very excited about the potential of the existing locations and the future development possibilities in the Argentine and Mexican markets, and additional Latin American countries."

               "Our international efforts will be consistent with our domestic growth strategy to build high-impact profitable theatres in urban and suburban locations. We are aggressively undertaking this initiative with the belief that international expansion will be one of the key drivers to the long-term growth and profitability of GC Companies. The Company intends to commit substantial resources to its international development as there is significant investment potential in this area over the next several years," concluded Smith.

               As a result of this acquisition, GC Companies, Inc. will add in total seven new locations (five currently open and operating and two under construction) with 79 screens. The 34 screens at three locations in Buenos Aires are owned 100 percent, while the 45 screens at four locations in Mexico are operated by a company which is owned jointly with a 50 percent partner, Fondo Optima S.A. de C.V., a Mexican company.

               The Company wishes to take advantage of the 'safe harbor' provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking statements under the Act. Such forward-looking statements may include, but are not limited to, statements regarding the Company's long-term theatre strategy. The Company cautions that numerous factors could cause actual results to differ materially from any forward-looking statements made by the Company. Please refer to the section on forward-looking statements included in the Company's 1996 annual report incorporated by reference in the Company's Form 10-K filed January 29, 1997 with the Securities and Exchange Commission.

               GC Companies, Inc. operates one of the nation's leading motion picture exhibition circuits with 1,168 screens at 185 locations in 25 states, and manages a pool of the Company's capital to be used for investments purposes.

                                   APPROVED:/s/ G. Gail Edwards
                                   By:  G. Gail Edwards